Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan of our reports dated February 9, 2024, with respect to the consolidated financial statements and schedules of Rexford Industrial Realty, Inc., and the effectiveness of internal control over financial reporting of Rexford Industrial Realty, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
October 24, 2024